Exhibit 10.3

INTEREST BEARING PROMISSORY NOTE

Principal: US$28,000.00	DUE ON MATURITY DATE

FOR VALUE RECEIVED, the undersigned hereby acknowledges itself indebted and promises to pay to or to the order of Basil Roy Botha (the “Holder”) the principal sum of US$28,000.00 (the “Principal”) in lawful money of the United States at the head office of the Holder, which sum shall be payable on the earlier of: (i) the date on which the undersigned (or its affiliate) completes the Going Public Transaction. and (ii) November 01, 2021 (such earlier date, herein referred to as the “Maturity Date”).

Interest shall be payable on the Principal of this promissory note at the rate of one percent (1%) per month, compounded monthly. Interest as aforesaid shall accrue and be payable both before and after the Maturity Date, default and judgment, with interest on overdue interest at the aforesaid rate.

The undersigned may prepay the Principal in whole or in part at any time or from time to time without notice, penalty or bonus. All payments received under this promissory note shall be applied first in satisfaction of any accrued but unpaid interest and then against any outstanding Principal.

The undersigned hereby waives the benefits of division and discussion, demand and presentment for payment, notice of non-payment, protest and notice of protest of this promissory note.

This promissory note shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable hereof and shall not be changed, modified, discharged or cancelled orally or in any manner other than by agreement in writing signed by the Holder, its successors or assigns.

IN WITNESS WHEREOF the undersigned has executed this promissory note as of the 15 day of July, 2021.

URBAN MINING INTERNATIONAL INC.

Per:	/s/ Mark Zorko
Mark Zorko
Authorized Signing Officer